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                                                                      EXHIBIT 11

                  A I M MANAGEMENT GROUP INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                            Three Months Ended      Six Months Ended
                                                                 June 30,               June 30,
                                                          --------------------    --------------------
                                                            1996        1995        1996        1995
                                                          --------    --------    --------    --------
Computation of Earnings per Common Share:

      Income before extraordinary item ................    $25,750      $9,924     $46,302     $15,518
      Extraordinary item - extinguishment of debt
         (less applicable income tax of $289) .........        537        --           537        --
                                                          --------    --------    --------    --------
      Net income ......................................    $25,213      $9,924     $45,765     $15,518
      Less increase in the Redemption Price of the
         Class B Common Stock .........................    (15,725)       --       (23,974)       --
                                                          --------    --------    --------    --------
      Net income applicable to common stock ...........     $9,488      $9,924     $21,791     $15,518
                                                          --------    --------    --------    --------

Computation of Weighted Average Common Shares:

      Weighted average common shares outstanding ......      3,356       3,183       3,325       3,179
      Common shares issuable upon exercise of
         warrants and options .........................        548         633         548         633
      Less shares assumed repurchased with proceeds ...       (258)       (258)       (256)       (270)
                                                          --------    --------    --------    --------
                                                             3,646       3,558       3,617       3,542
      Income before extraordinary item ................      $2.75       $2.79       $6.17       $4.38
      Extraordinary item ..............................       (.15)       --          (.15)       --
                                                          --------    --------    --------    --------
NET INCOME APPLICABLE TO COMMON STOCK .................      $2.60       $2.79       $6.02       $4.38
                                                          ========    ========    ========    ========
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